EXHIBIT 10.30


To:    Dominic Bassani ("DB") & Bright Capital, Ltd. ("BC")

From:  Mark A. Smith ("MAS"), President
       Bion Environmental Technologies, Inc. & subsidiaries (collectively
       "Bion")

Date:  October 16, 2006

Re:    Change in Title/Status of DB/Amendment to Brightcap Agreement


This memo will confirm that effective September 30, 2006 DB ceased to serve as General Manager of Bion Dairy Corporation ("Dairy") due to management additions in Bion and Dairy during 2006 which has others fulfilling the former general manager functions. DB, as provided to Bion by BC pursuant to an existing agreement which remains in full force and effect except for the change in DB's role and title, shall continue to provide full-time consulting services to Bion with focus on strategic planning and special projects. DB will report directly to MAS and Sal Zizza ("SZ"), Chairman of Dairy, and will work with Bion's entire management and technical management cadre on matters designated by MAS &/or SZ.

Please sign below (and fax back to me at 429-984-9702) to affirm this change of status and the continuing nature of the existing agreement except for this change.

Mark A. Smith, President Bion & Dairy

Affirmed this 17th day of October, 2006

Bright Capital, Ltd.


By: /s/ Dominic Bassani